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Melissa Trombetta and
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Mylan Announces Third Quarter 2020 Financial Results and Looks Ahead to the launch of Viatris Inc.

HERTFORDSHIRE, England and PITTSBURGH - Nov. 6, 2020 - Mylan N.V. (NASDAQ: MYL) today announced its financial results for the three and nine months ended September 30, 2020.

Third Quarter 2020 Financial Highlights
•Total revenues of $2.97 billion, a slight increase on an actual basis and a slight decrease on a constant currency basis, compared to the prior year period.
•Revenue Highlights:
◦North America segment net sales of $1.03 billion, down 5% on an actual and constant currency basis.
◦Europe segment net sales of $1.12 billion, up 7%, up 2% on a constant currency basis.
◦Rest of World segment net sales of $795.5 million, up less than 1%, up 3% on a constant currency basis.
•U.S. GAAP net earnings of $185.7 million, compared to U.S. GAAP net earnings of $189.8 million in the prior year period.
•Adjusted net earnings of $679.7 million, compared to adjusted net earnings of $604.4 million in the prior year period.
•Adjusted EBITDA of $1.01 billion, compared to adjusted EBITDA of $922.8 million in the prior year period.
Nine Months Ended September 30, 2020 Financial Highlights
•Total revenues of $8.32 billion, a slight increase on an actual basis, up 1% on a constant currency basis, compared to the prior year period.
•Revenue Highlights:
◦North America segment net sales of $3.02 billion, essentially flat on an actual and constant currency basis.
◦Europe segment net sales of $3.08 billion, up 5% on an actual and constant currency basis.
◦Rest of World segment net sales of $2.13 billion, down 5%, down 1% on a constant currency basis.
•U.S. GAAP net earnings of $245.9 million, compared to U.S. GAAP net loss of $3.7 million in the prior year period.
•Adjusted net earnings of $1.72 billion, compared to adjusted net earnings of $1.56 billion in the prior year period.
•Adjusted EBITDA of $2.64 billion, compared to adjusted EBITDA of $2.48 billion in the prior year period.
•U.S. GAAP net cash provided by operating activities for the nine months ended September 30, 2020 of $1.20 billion, compared to net cash provided by operating activities of $1.12 billion in the prior year period, and adjusted free cash flow for the nine months ended September 30, 2020 of $1.51 billion, compared to $1.29 billion in the prior year period.

Mylan is not providing forward-looking information for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial information. Please see "Non-GAAP Financial Measures" for additional information.

Mylan Chief Executive Officer Heather Bresch commented: “As we prepare to officially conclude the Mylan story and provide what will be the company’s final earnings update, Mylan’s strong year-to-date results once again demonstrate the benefits of the diverse and durable platform that we have created. I’m extremely proud of how Mylan has performed over the last nine months during these unprecedented times. I sincerely thank our 35,000 employees across the globe for their consistent performance and dedication to providing access to medicine to patients around the world, even while navigating the realities of a global pandemic. It is this unwavering commitment to our mission that has served the company well for almost 60 years, and I am confident will pave the way for the success of Viatris in the years to come.”

Mylan Executive Chairman Robert J. Coury commented: “On behalf of Mylan’s Board of Directors and all Mylan employees, I would like to thank Heather for her truly exemplary leadership and lasting contributions to the company, the industry and patients around the world. As we officially close the book on Mylan, I would also like to offer my sincere appreciation and gratitude to all the Mylan employees, both past and present, for their extraordinary resilience and determination to help us reach this pivotal moment in our 60-year history.

"With just 10 days until we close our proposed combination with Pfizer’s Upjohn business, we are excited to bring the two organizations together. Starting on Day 1, management’s full attention will now be turned towards executing upon the integration plan and developing Viatris’ operating strategy. We intend to provide details on Viatris’ strategy, including 2021 guidance, at our upcoming Investor Day, to be held in late February or early March 2021.

"At that time, the management team will outline how Viatris can deliver on its stated commitments and roadmap to maximize value creation, including the realization of $1 billion in synergies and the generation of strong and accelerating free cash flows. Viatris remains committed to returning capital to shareholders with an expected dividend of at least 25% of free cash flows, based upon GAAP operating cash flow less capital expenditures, beginning after the first full quarter of Viatris’ operations, with the expectation to grow the dividend thereafter. We further stand behind our commitment to deleverage towards our target leverage ratio of 2.5x over time and are committed to maintaining an investment grade rating.”

RECENT DEVELOPMENTS

Upjohn Transaction Update
On September 14, 2020, the European Commission (the “Commission”) approved the divestiture buyers with which Mylan entered into agreements for the sale of certain of Mylan’s products in Europe, which was a requirement of the Commission’s conditional approval of the proposed transaction pursuant to which Mylan will combine with Pfizer Inc's ("Pfizer") Upjohn business (the "Upjohn Business") (the "Combination") in a Reverse Morris Trust transaction in April 2020.
On October 30, 2020, Mylan and Pfizer announced that the U.S. Federal Trade Commission (the “FTC”) accepted a proposed consent order, which concluded the FTC’s review of the proposed Combination. The parties have now obtained all required antitrust clearances for the Combination. The Combination is expected to close on November 16, 2020.

In connection with the proposed Combination, Mylan shareholders will receive one share of Viatris Inc. ("Viatris") common stock for each Mylan ordinary share held by such holder (subject to any applicable withholding taxes). No action is required by Mylan shareholders to receive such shares of Viatris common stock.It is expected that at the beginning of the trading day on November 17, 2020 (which is expected to be the first trading day after the closing date), Viatris will trade on Nasdaq under the ticker symbol “VTRS” and will no longer trade in the “when-issued” market, and Mylan shares will no longer trade on Nasdaq.

Financial Summary

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Unaudited; in millions, except %s)	2020	2019	Percent Change	2020	2019	Percent Change
Total Revenues (1)	$2,972.1	$2,961.7	—%	$8,322.5	$8,308.7	—%
North America Net Sales	1,028.8	1,088.6	(5)%	3,023.3	3,035.0	—%
Europe Net Sales	1,123.8	1,045.9	7%	3,080.7	2,930.7	5%
Rest of World Net Sales	795.5	793.7	—%	2,128.2	2,241.3	(5)%
Other Revenues	24.0	33.5	(28)%	90.3	101.7	(11)%

U.S. GAAP Gross Profit	$1,158.5	$1,072.4	8%	$3,090.3	$2,810.2	10%
U.S. GAAP Gross Margin	39.0%	36.2%		37.1%	33.8%
Adjusted Gross Profit (2)	$1,629.1	$1,564.4	4%	$4,492.3	$4,438.2	1%
Adjusted Gross Margin (2)	54.8%	52.8%		54.0%	53.4%

U.S. GAAP Net Earnings (Loss)	$185.7	$189.8	(2)%	$245.9	$(3.7)	nm
Adjusted Net Earnings (2)	$679.7	$604.4	12%	$1,721.2	$1,559.1	10%

EBITDA (2)	$794.1	$794.8	—%	$1,946.1	$1,925.7	1%
Adjusted EBITDA (2)	$1,009.7	$922.8	9%	$2,639.0	$2,480.4	6%
___________
(1)     Amounts exclude intersegment revenue that eliminates on a consolidated basis.
(2)     Non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Third Quarter 2020 Financial Results
Total revenues for the three months ended September 30, 2020 were $2.97 billion, compared to $2.96 billion for the comparable prior year period, representing an increase of $10.4 million, or less than 1%. Total revenues include both net sales and other revenues from third parties. Net sales for the current quarter were $2.95 billion, compared to $2.93 billion for the comparable prior year period, representing an increase of $19.9 million, or 1%. Other revenues for the current quarter were $24.0 million, compared to $33.5 million for the comparable prior year period.
The increase in net sales was primarily the result of an increase in net sales in the Europe segment of 7% and a slight increase in net sales in the Rest of World segment. These were partially offset by a decrease in net sales in the North America segment of 5%. Mylan’s net sales were favorably impacted by net sales from new products of $170.1 million, as well as the effect of foreign currency translation on current period net sales of approximately $38.4 million, or 1%. The impact of foreign currency translation on current period net sales primarily reflects changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in the European Union, partially offset by the negative impact of subsidiaries in India. On a constant currency basis, net sales decreased by approximately $18.5 million, or 1%. This decrease was primarily driven by lower volumes, and to a lesser extent, pricing from net sales of existing products, partially offset by new product sales. In the third quarter of 2020, we estimate that the COVID-19 pandemic negatively impacted our net sales by approximately 3%, primarily driven by lower retail pharmacy demand, lower non-COVID-19 related patient hospital visits and a lower number of in person meetings with prescribers and payors, as well as the impact on the back to school sales of the EpiPen® Auto-Injector. Below is a summary of net sales in each of our segments for the three months ended September 30, 2020:

•Net sales from North America segment totaled $1.03 billion in the current quarter, a decrease of $59.8 million or 5% when compared to the prior year period. This decrease was primarily driven by lower volumes, and to a lesser extent, pricing from net sales of existing products partially offset by new product sales, including sales from the launch of dimethyl fumarate capsules, a substitutable generic of Biogen Inc.'s Tecfidera®. The decrease in net sales of existing products was primarily driven by lower EpiPen® Auto-Injector volumes partially due to the negative impact of COVID-19 which resulted in lower back to school sales and changes in the competitive environment, including for Levothyroxine Sodium. These decreases were partially offset by increased volumes on Wixela™ Inhub™. The impact of foreign currency translation on current period net sales was insignificant within North America.
•Net sales from Europe segment totaled $1.12 billion in the current quarter, an increase of $77.9 million, or 7%, when compared to the prior year period. This increase was primarily due to the favorable impact of foreign currency translation of approximately $57.9 million or 5%, and new product sales. The favorable impact of these items was partially offset by lower volumes from net sales of existing products primarily due to the negative impact of COVID-19. Pricing was relatively stable in the quarter when compared to the prior year period. Constant currency net sales increased by approximately $20.0 million, or 2%, when compared to the prior year period.
•Net sales from Rest of World segment totaled $795.5 million in the current quarter, an increase of $1.8 million or less than 1%, when compared to the prior year period. This increase was primarily driven by new product sales, including sales of Remdesivir in India. This increase was partially offset by lower pricing, primarily due to government price reductions in Japan and Australia, and volumes from net sales of existing products, and the unfavorable impact of foreign currency translation. While volumes of existing products in the Company’s anti-retroviral franchise were higher compared to the prior year period, this increase was offset by lower volumes from net sales of existing products, partially driven by the negative impact of COVID-19 primarily in China, Russia and Japan. Overall, net sales from Rest of World were unfavorably impacted by the effect of foreign currency translation by approximately $18.7 million, or 2%. Constant currency net sales increased by approximately $20.5 million, or 3% when compared to the prior year period.

U.S. GAAP gross profit was $1.16 billion and $1.07 billion for the third quarter of 2020 and 2019, respectively. U.S. GAAP gross margins were 39% and 36% in the third quarter of 2020 and 2019, respectively. U.S. GAAP gross margins were positively impacted by margins on sales of new products of 380 basis points, primarily in the North America segment, and lower amortization expense from acquired intangible assets of 160 basis points. These items were partially offset by lower gross margins from the net sales of existing products of 260 basis points, primarily in the North America segment. Adjusted gross profit was $1.63 billion and adjusted gross margins were 55% for the third quarter of 2020 compared to adjusted gross profit of $1.56 billion and adjusted gross margins of 53% in the prior year period.

R&D expense for the three months ended September 30, 2020 was $129.8 million, compared to $167.9 million for the comparable prior year period, a decrease of $38.1 million. This decrease was primarily due to lower expenditures related to the reprioritization of global programs, and higher payments in the prior year period related to licensing arrangements for products in development.
Selling, general and administrative (“SG&A”) expense for the three months ended September 30, 2020 was $658.4 million, compared to $632.7 million for the comparable prior year period, an increase of $25.7 million. The increase was primarily the result of higher consulting fees and other expenses primarily related to the pending Combination totaling approximately $74.0 million in the current year period, including approximately $30.0 million related to obligations to reimburse Pfizer for certain financing costs under the Business Combination Agreement and Separation Agreement (the “Combination Agreements”). Partially offsetting this increase were lower selling and promotional expenses, including through our active management and certain lower expenses as a result of COVID-19.
During the third quarter of 2020, the Company recorded a net charge of $18.9 million in Litigation settlements and other contingencies, net compared to a net gain of $51.9 million in the comparable prior year period. During the three months ended September 30, 2020, the Company recorded a $16.9 million loss for fair value adjustments related to Pfizer’s proprietary dry powder inhaler delivery platform (the “respiratory delivery platform”) contingent consideration and a net charge of approximately $2.0 million related to a number of litigation matters. During the three months ended September 30, 2019, the Company recognized a gain of approximately $51.9 million primarily related to the previously disclosed Celgene Corporation (“Celgene”) settlement of $62.0 million partially offset by certain litigation related charges.
U.S. GAAP net earnings decreased by $4.1 million to earnings of $185.7 million for the three months ended September 30, 2020, compared to earnings of $189.8 million for the prior year period and U.S. GAAP EPS decreased from $0.37 in the prior year period to $0.36 in the current quarter. The Company recognized a U.S. GAAP income tax provision of $55.9 million, an increase of $59.9 million over the $4.0 million benefit for the comparable prior year period. During the current quarter, the Company recognized an expense as a result of adjustments to reserve for uncertain tax positions and the assessment of the realizability of deferred tax assets. During the three months ended September 30, 2019, the Company recorded a $42.0 million benefit resulting from refinements to previous estimates in conjunction with the filing of the Company’s 2018 U.S. federal tax return, which revised the estimated impact of the Company’s valuation allowance on its interest limitation deductions and the estimate of available foreign tax credits. Also impacting the current year income tax benefit was the changing mix of income earned in jurisdictions with differing tax rates. Adjusted net earnings increased to $679.7 million compared to $604.4 million for the prior year period.
EBITDA was $794.1 million for the current quarter and $794.8 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.01 billion for the current quarter and $922.8 million for the comparable prior year period.

Nine Months Ended September 30, 2020 Financial Results
Total revenues for the nine months ended September 30, 2020 were $8.32 billion, compared to $8.31 billion for the comparable prior year period, representing an increase of $13.8 million, or less than 1%. Total revenues include both net sales and other revenues from third parties. Net sales for the nine months ended September 30, 2020 were $8.23 billion, compared to $8.21 billion for the comparable prior year period, representing an increase of $25.2 million, or less than 1%. Other revenues for the nine months ended September 30, 2020 were $90.3 million, compared to $101.7 million for the comparable prior year period.

The increase in net sales was primarily the result of an increase in net sales in the Europe segment of 5% which was partially offset by a decrease in net sales in the Rest of World segment of 5% and a slight decrease in net sales in the North America segment. Mylan’s net sales were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in India. The unfavorable impact of foreign currency translation on current year net sales was approximately $93.5 million, or 1%. On a constant currency basis, the increase in net sales was approximately $118.7 million, or 1% for the nine months ended September 30, 2020. This increase was primarily driven by new product sales of $342.8 million, and to a lesser extent, higher volumes of existing products, partially offset by lower pricing on sales of existing products. We have estimated that the net impact of the COVID-19 pandemic decreased net sales during the nine months ended September 30, 2020 by approximately 2%, caused by the same drivers for the three month period. Below is a summary of net sales in each of our segments for the nine months ended September 30, 2020:
•Net sales from North America segment totaled $3.02 billion during the nine months ended September 30, 2020, a decrease of $11.7 million or less than 1% when compared to the prior year period. This decrease was due primarily to lower pricing on sales of existing products, partially offset by new product sales and, to a lesser extent, higher volumes on sales of existing products. Lower pricing on sales of existing products was driven by changes in the competitive environment, including for Levothyroxine Sodium, and lower volumes were primarily driven by the EpiPen® Auto-Injector, partially offset by increased Wixela™ Inhub™ volumes. The impact of foreign currency translation on current period net sales was insignificant within North America.
•Net sales from Europe segment totaled $3.08 billion during the nine months ended September 30, 2020, an increase of $150.0 million or 5% when compared to the prior year period. This increase was primarily the result of new product sales and higher net sales of existing products, partially as a result of increased volumes which were driven by the resolution of supply disruptions encountered in the prior year period. The remainder of the increase in net sales was the result of expected net sales growth in the region partially offset by the negative impact of COVID-19. Pricing was relatively stable when compared to the prior year period. Net sales were also favorably impacted by the effect of foreign currency translation of approximately $3.3 million, or less than 1%. Constant currency net sales increased by approximately $146.7 million, or 5%, when compared to the prior year period.
•Net sales from Rest of World segment totaled $2.13 billion during the nine months ended September 30, 2020, a decrease of $113.1 million or 5% when compared to the prior year period. The decrease was primarily due to the unfavorable impact of foreign currency translation and, to a lesser extent, by lower pricing on net sales of existing products, primarily driven by government price reductions in Japan and Australia. The decrease in net sales was also due to lower volumes on net sales of existing products related to the estimated negative impact from COVID-19 in China, Russia and Japan. Partially offsetting lower net sales of existing products were new product sales, including Remdesivir in India and emerging markets. Overall, net sales from Rest of World were unfavorably impacted by the effect of foreign currency translation of approximately $92.7 million, or 4%. Constant currency net sales decreased by approximately $20.4 million, or 1%, when compared to the prior year period.

U.S. GAAP gross profit was $3.09 billion and $2.81 billion for the nine months ended September 30, 2020 and 2019, respectively. U.S. GAAP gross margins were 37% and 34% for the nine months ended September 30, 2020 and 2019, respectively. Gross margins were positively impacted by lower amortization expense from acquired intangible assets and intangible asset impairment charges realized in the prior year period of 265 basis points. In addition, gross margins were positively impacted as a result of higher gross profit from sales of new products of 255 basis points, primarily in North America and, to a lesser extent, sales of existing products in Europe. Gross margins were negatively impacted as a result of lower gross profit from sales of existing products in Rest of World and North America of 240 basis points. In addition, gross margins were negatively impacted by incremental costs incurred as a result of the COVID-19 pandemic, including a special bonus for plant employees. Adjusted gross profit was $4.49 billion and adjusted gross margins were 54% for the nine months ended September 30, 2020 compared to adjusted gross profit of $4.44 billion and adjusted gross margins of 53% in the prior year period.
R&D expense for the nine months ended September 30, 2020 was $400.3 million, compared to $488.1 million for the comparable prior year period, a decrease of $87.8 million. This decrease was primarily due to lower expenditures related to the reprioritization of global programs, and higher payments in the prior year period related to licensing arrangements for products in development.

SG&A expense for the nine months ended September 30, 2020 was $1.98 billion, compared to $1.91 billion for the comparable prior year period, an increase of $74.0 million. The increase was due primarily to higher consulting fees along with other expenses primarily related to the pending Combination totaling approximately $235.5 million in the current year period, including approximately $115.0 million related to obligations to reimburse Pfizer for certain financing costs under the Combination Agreements. Partially offsetting this increase were lower selling and promotional expenses, including through our active management and certain lower expenses as a result of COVID-19.
During the nine months ended September 30, 2020 the Company recorded a net charge of $36.5 million in Litigation settlements and other contingencies, net compared to a net gain of $30.3 million in the comparable prior year period. During the nine months ended September 30, 2020, the Company recorded a $35.6 million loss for fair value adjustments related to respiratory delivery platform contingent consideration. Additionally, the Company recorded a net charge of approximately $0.9 million related to a number of litigation matters. Litigation settlements for the nine months ended September 30, 2019, consisted of litigation related gains of approximately $1.4 million primarily related to a favorable litigation settlement related to the previously disclosed Celgene matter of $62.0 million offset by litigation related charges for settlements reached related to the modafinil antitrust matter of $18.0 million and the settlement with the U.S. Securities and Exchange Commission ("SEC") in connection with the SEC staff’s investigation of the Company’s public disclosures regarding its 2016 settlement with the Department of Justice concerning the EpiPen Medicaid Drug Rebate Program of $30.0 million. Additionally, the Company recognized a gain of $28.9 million for fair value adjustments related to the respiratory delivery platform contingent consideration.

U.S. GAAP net earnings (loss) increased by $249.6 million to earnings of $245.9 million for the nine months ended September 30, 2020, compared to a loss of $(3.7) million for the prior year period. The Company recognized a U.S. GAAP income tax provision of $46.4 million, compared to a U.S. GAAP income tax provision of $22.9 million for the comparable prior year period, an increase of $23.5 million. During the nine months ended September 30, 2020, the Company recognized a net charge as a result of adjustments to reserves for uncertain tax positions, partially offset by changes in the assessment of the realizability of deferred tax assets. During the nine months ended September 30, 2019, the Company reached a settlement in principle with the U.S. Internal Revenue Service ("IRS") to resolve federal tax matters related to the February 27, 2015 acquisition by Mylan N.V. of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business, including adjusting the interest rates used for intercompany loans and confirming our status as a non-U.S. corporation for U.S. federal income tax purposes, and recorded a reserve of approximately $140.0 million as part of its liability for uncertain tax positions, with a net impact to the income tax provision of approximately $129.9 million related to this matter. During the nine months ended September 30, 2019, primarily due to the settlement in principle reached with the IRS and the expiration of federal and foreign statutes of limitations, the Company increased its net liability for unrecognized tax benefits by approximately $46.1 million. Also impacting the current year income tax expense was the changing mix of income earned in jurisdictions with differing tax rates. Adjusted net earnings increased to $1.72 billion compared to $1.56 billion for the prior year period.
EBITDA was $1.95 billion for the nine months ended September 30, 2020, and $1.93 billion for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $2.64 billion for the nine months ended September 30, 2020 and $2.48 billion for the comparable prior year period.

Cash Flow
U.S. GAAP net cash provided by operating activities for the three and nine months ended September 30, 2020 was $525.0 million and $1.20 billion, compared to $487.8 million and $1.12 billion in the comparable prior year periods. Capital expenditures were approximately $38.2 million and $126.1 million for the three and nine months ended September 30, 2020 compared to approximately $42.3 million and $139.6 million for the comparable prior year periods.
Adjusted net cash provided by operating activities for the three and nine months ended September 30, 2020 was $668.2 million and $1.63 billion compared to adjusted net cash provided by operating activities of $584.4 million and $1.43 billion for the comparable prior year period. Adjusted free cash flow, defined as adjusted net cash provided by operating activities less capital expenditures, was $630.7 million and $1.51 billion for the three and nine months ended September 30, 2020, compared to $542.1 million and $1.29 billion for the comparable prior year period.

Conference Call, Earnings Materials, and Guidance
Due to the proposed combination and upcoming transaction close with Pfizer’s Upjohn business, Mylan will not be holding a third quarter conference call to review results and will no longer provide financial guidance for 2020. A copy of the earnings release along with the “Q3 2020 Earnings Presentation” will be available at investor.mylan.com.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other (income) expense, net, adjusted effective tax rate, leverage target, notional debt to Credit Agreement Adjusted EBITDA leverage ratio, long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target, adjusted net cash provided by operating activities, free cash flow, adjusted free cash flow, constant currency total revenues and constant currency net sales are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and, beginning in 2020, is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency" total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters and year to date periods ended September 30, 2020 and 2019 as well as for total revenues. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020 (the "Form 10-Q").
Mylan is not providing forward-looking information for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses, including integration, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the relevant period. The stated forward-looking non-GAAP financial measures, Viatris ≤ 2.5x sustained leverage target is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term Credit Agreement Adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. These targets do not reflect Company guidance. References to Viatris free cash flows are to U.S. GAAP net cash provided by operating activities minus capital expenditures.

Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings
Below is a reconciliation of U.S. GAAP net earnings (loss) to adjusted net earnings for the three and nine months ended September 30, 2020 compared to the prior year period:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
U.S. GAAP net earnings (loss)	$185.7	$189.8	$245.9	$(3.7)
Purchase accounting related amortization (primarily included in cost of sales)	368.5	408.5	1,072.5	1,283.9
Litigation settlements and other contingencies, net	18.9	(51.9)	36.5	(30.3)
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	5.3	6.6	16.6	20.8
Clean energy investments pre-tax loss	2.9	10.4	37.4	43.6
Acquisition related costs (primarily included in SG&A) (a)	72.3	43.0	218.2	56.6
Restructuring related costs (b)	14.5	0.8	47.0	78.3
Share-based compensation expense	15.1	16.1	49.8	50.9
Other special items included in:
Cost of sales (c)	83.6	70.9	299.3	268.1
Research and development expense (d)	3.7	40.3	45.8	100.5
Selling, general and administrative expense	7.5	8.4	12.9	33.1
Other expense, net	—	—	(16.4)	—
Tax effect of the above items and other income tax related items	(98.3)	(138.5)	(344.3)	(342.7)
Adjusted net earnings	$679.7	$604.4	$1,721.2	$1,559.1
____________
Significant items include the following:
(a)    Acquisition related costs consist primarily of transaction costs including legal and consulting fees and integration activities. The increase for the three and nine months ended September 30, 2020 relates to transaction costs for the pending Combination, including approximately $30.0 million and $115.0 million, respectively, related to the Company’s obligation to reimburse Pfizer for certain financing costs under the Combination Agreements.
(b)    For the three months ended September 30, 2020, charges of approximately $8.7 million are included in cost of sales, approximately $0.1 million is included in R&D, and approximately $5.7 million is included in SG&A. For the nine months ended September 30, 2020, charges of approximately $17.6 million are included in cost of sales, approximately $0.3 million is included in R&D, and approximately $29.0 million is included in SG&A. Refer to Note 15 Restructuring included in Part I, Item 1 of our Form 10-Q for the quarter ended September 30, 2020 for additional information.
(c)    Costs incurred during the three and nine months ended September 30, 2020 include incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant of approximately $57.8 million and $179.6 million, respectively. In addition, the three and nine months ended September 30, 2020 includes incremental manufacturing variances incurred as a result of the COVID-19 pandemic of approximately $8.0 million and $32.0 million, respectively. Also, the nine months ended September 30, 2020 includes $27.0 million related to a special bonus for plant employees as a result of the COVID-19 pandemic. The three months ended September 30, 2019 includes costs related to incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant of approximately $50.0 million. The nine months ended September 30, 2019 includes charges for certain incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant, product recall costs, including inventory write-offs, and charges related to the cancellation of a contract.
(d)    R&D expense for the three and nine months ended September 30, 2020 consists primarily of amounts for product development arrangements, including with Revance Therapeutics, Inc., of approximately $3.0 million and $41.0 million, respectively. R&D expense for the three months ended September 30, 2019 consists primarily of payments for product development. R&D expense for the nine months ended September 30, 2019 consists primarily of payments for product development arrangements of approximately $46.8 million, including $18.5 million for the expansion of the Yupelri® agreement and $23.3 million related to non-refundable upfront licensing amounts for a product in development. The remaining expense relates to on-going development collaborations.
Reconciliation of U.S. GAAP Net Earnings to EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net earnings (loss) to EBITDA and adjusted EBITDA for the three and nine months ended September 30, 2020 compared to the prior year period:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
U.S. GAAP net earnings (loss)	$185.7	$189.8	$245.9	$(3.7)
Add / (deduct) adjustments:
Clean energy investments pre-tax loss	2.9	10.4	37.4	43.6
Income tax provision (benefit)	55.9	(4.0)	46.4	22.9
Interest expense (a)	117.3	128.9	353.4	391.3
Depreciation and amortization (b)	432.3	469.7	1,263.0	1,471.6
EBITDA	$794.1	$794.8	$1,946.1	$1,925.7
Add / (deduct) adjustments:
Share-based compensation expense	15.1	16.1	49.8	50.9
Litigation settlements and other contingencies, net	18.9	(51.9)	36.5	(30.3)
Restructuring, acquisition related and other special items (c)	181.6	163.8	606.6	534.1
Adjusted EBITDA	$1,009.7	$922.8	$2,639.0	$2,480.4
____________
(a)    Includes clean energy investment financing and accretion of contingent consideration.
(b)    Includes purchase accounting related amortization.
(c)    See items detailed in the Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings.

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which approximately 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.mylan.com.

Forward-Looking Statements
This release contains "forward-looking statements." Such forward-looking statements may include, without limitation, the launch of ViatrisTM; Mylan’s strong year-to-date results once again demonstrate the benefits of the diverse and durable platform that we have created; with just 10 days until we close our proposed combination with Pfizer’s Upjohn business, we are excited to bring the two organizations together; starting on Day 1, management’s full attention will now be turned towards executing upon the integration plan and developing Viatris’ operating strategy; we intend to provide details on Viatris' strategy, including 2021 guidance, at our upcoming Investor Day, to be held in late February or early March 2021; at that time, the management team will outline how Viatris can deliver on its stated commitments and roadmap to maximize value creation, including the realization of $1 billion in synergies and the generation of strong and accelerating free cash flows; Viatris remains committed to returning capital to shareholders, with an expected dividend of at least 25% of free cash flows based upon GAAP operating cash flow less capital expenditures, beginning after the first full quarter of Viatris’ operations with the expectation to grow the dividend thereafter; we further stand behind our commitment to deleverage towards our target leverage ratio of 2.5x over time and our commitment to maintaining an investment grade rating; in connection with the proposed Combination, Mylan shareholders will receive one share of Viatris common stock for each Mylan ordinary share held by such holder (subject to any applicable withholding taxes); it is expected that at the beginning of the trading day on November 17, 2020 (which is expected to be the first trading day after the closing date), Viatris will trade on Nasdaq under the ticker symbol “VTRS” and will no longer trade in the “when-issued” market, and Mylan shares will no longer trade on Nasdaq; and other statements about Combination, the expected timetable for completing the Combination, the benefits and synergies of the Combination, future opportunities for the combined company and products and any other statements regarding Mylan’s, the Upjohn Business’s or the combined company’s future operations, financial or operating results, capital allocation, dividend policy, debt ratio, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, and other expectations and targets for future periods. These may often be identified by the use of words such as "will," "may," "could," "should," "would," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "pipeline," "intend," "continue," "target," "seek," and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: with respect to the Combination, the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Combination, changes in relevant tax and other laws, the parties’ ability to consummate the Combination, the conditions to the completion of the Combination not being satisfied or waived on the anticipated timeframe or at all, the integration of Mylan and the Upjohn Business being more difficult, time consuming or costly than expected, Mylan’s and the Upjohn Business’s failure to achieve expected or targeted future financial and operating performance and results, the possibility that the combined company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination within the expected timeframes or at all or to successfully integrate Mylan and the Upjohn Business, customer loss and business disruption being greater than expected following the Combination, the retention of key employees being more difficult following the Combination, changes in third-party relationships and changes in the economic and financial conditions of the business of Mylan or the Upjohn Business; the potential impact of public health outbreaks, epidemics and pandemics, such as the COVID-19 pandemic; actions and decisions of healthcare and pharmaceutical regulators; failure to achieve expected or targeted future financial and operating performance and results; uncertainties regarding future demand, pricing and reimbursement for our or the Upjohn Business’s products; any regulatory, legal or other impediments to Mylan's or the Upjohn Business’s ability to bring new products to market, including, but not limited to, where Mylan or the Upjohn Business uses its business judgment and decides to manufacture, market and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an "at-risk launch"); success of clinical trials and Mylan's or the Upjohn Business’s ability to execute on new product opportunities; any changes in or difficulties with our or the Upjohn Business’s manufacturing facilities, including with respect to remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our or the Upjohn Business’s financial condition, results of operations and/or cash flows; the ability to meet expectations regarding the accounting and tax treatments of acquisitions; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any significant breach of data security or data privacy or disruptions to our or the Upjohn Business’s information technology systems; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; the impact of competition; identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets being more difficult, time-consuming or costly than anticipated; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with business transformation initiatives, strategic acquisitions, strategic initiatives or restructuring programs within the expected timeframes or at all; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2019, as amended, Mylan's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and our other filings with the SEC. These risks, as well as other risks associated with Mylan, the Upjohn Business, the combined company and the Combination are also more fully discussed in the Registration Statement on Form S-4, as amended, which includes a proxy statement/prospectus (as amended, the “Form S-4”), which was filed by Upjohn Inc. ("Upjohn") with the SEC on October 25, 2019 and declared effective by the SEC on February 13, 2020, the Registration Statement on Form 10, which includes an information statement (the “Form 10”), which was filed by Upjohn with the SEC on June 12, 2020 and declared effective by the SEC on June 30, 2020, a final information statement furnished with the Current Report on Form 8-K filed by Newco with the SEC on August 6, 2020 (the “Final Information Statement”), a definitive proxy statement, which was filed by Mylan with the SEC on February 13, 2020 (the “Proxy Statement”), and a prospectus, which was filed by Upjohn with the SEC on February 13, 2020 (the “Prospectus”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so. Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Additional Information and Where to Find It

This release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the Combination, Upjohn and Mylan have filed certain materials with the SEC, including, among other materials, the Form S-4, Form 10 and Prospectus filed by Upjohn and the Proxy Statement filed by Mylan. The Form S-4 was declared effective on February 13, 2020 and the Proxy Statement and the Prospectus were first mailed to shareholders of Mylan on or about February 14, 2020 to seek approval of the Combination. The proposed transaction was approved by Mylan’s shareholders on June 30, 2020. The Form 10 was declared effective on June 30, 2020. Upjohn made available the Final Information Statement on or about August 6, 2020. Upjohn and Mylan intend to file additional relevant materials with the SEC in connection with the Combination. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, UPJOHN AND THE COMBINATION. The documents relating to the Combination (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan or by contacting Mylan at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323, as applicable.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Net sales	$2,948.1	$2,928.2	$8,232.2	$8,207.0
Other revenues	24.0	33.5	90.3	101.7
Total revenues	2,972.1	2,961.7	8,322.5	8,308.7
Cost of sales	1,813.6	1,889.3	5,232.2	5,498.5
Gross profit	1,158.5	1,072.4	3,090.3	2,810.2
Operating expenses:
Research and development	129.8	167.9	400.3	488.1
Selling, general and administrative	658.4	632.7	1,983.2	1,909.2
Litigation settlements and other contingencies, net	18.9	(51.9)	36.5	(30.3)
Total operating expenses	807.1	748.7	2,420.0	2,367.0
Earnings from operations	351.4	323.7	670.3	443.2
Interest expense	117.3	128.9	353.4	391.3
Other (income) expense, net	(7.5)	9.0	24.6	32.7
Earnings (Loss) before income taxes	241.6	185.8	292.3	19.2
Income tax provision (benefit)	55.9	(4.0)	46.4	22.9
Net earnings (loss)	$185.7	$189.8	$245.9	$(3.7)
Earnings (Loss) per ordinary share:
Basic	$0.36	$0.37	$0.48	$(0.01)
Diluted	$0.36	$0.37	$0.48	$(0.01)
Weighted average ordinary shares outstanding:
Basic	516.9	516.0	516.8	515.5
Diluted	517.7	516.2	517.3	515.5

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	September 30, 2020	December 31, 2019
ASSETS
Assets
Current assets:
Cash and cash equivalents	$664.5	$475.6
Accounts receivable, net	2,964.1	3,058.8
Inventories	3,022.0	2,670.9
Prepaid expenses and other current assets	684.1	552.0
Total current assets	7,334.7	6,757.3
Intangible assets, net	10,965.8	11,649.9
Goodwill	9,817.3	9,590.6
Other non-current assets	3,125.3	3,257.7
Total assets	$31,243.1	$31,255.5
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$3,237.8	$1,508.1
Current liabilities	4,037.6	4,061.0
Long-term debt	9,101.5	11,214.3
Other non-current liabilities	2,318.3	2,588.3
Total liabilities	18,695.2	19,371.7
Mylan N.V. shareholders' equity	12,547.9	11,883.8
Total liabilities and equity	$31,243.1	$31,255.5

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)
Summary of Total Revenues by Segment

	Three Months Ended
	September 30,
(in millions)	2020	2019	% Change	2020 Currency Impact (1)	2020 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,028.8	$1,088.6	(5)%	$0.8	$1,029.6	(5)%
Europe	1,123.8	1,045.9	7%	(57.9)	1,065.9	2%
Rest of World	795.5	793.7	—%	18.7	814.2	3%
Total net sales	2,948.1	2,928.2	1%	(38.4)	2,909.7	(1)%

Other revenues (3)	24.0	33.5	(28)%	(0.2)	23.8	(29)%
Consolidated total revenues (4)	$2,972.1	$2,961.7	—%	$(38.6)	$2,933.5	(1)%

	Nine Months Ended
	September 30,
(in millions)	2020	2019	% Change	2020 Currency Impact (1)	2020 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$3,023.3	$3,035.0	—%	$4.1	$3,027.4	—%
Europe	3,080.7	2,930.7	5%	(3.3)	3,077.4	5%
Rest of World	2,128.2	2,241.3	(5)%	92.7	2,220.9	(1)%
Total net sales	8,232.2	8,207.0	—%	93.5	8,325.7	1%

Other revenues (3)	90.3	101.7	(11)%	—	90.3	(11)%
Consolidated total revenues (4)	$8,322.5	$8,308.7	—%	$93.5	$8,416.0	1%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2020 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)For the three months ended September 30, 2020, other revenues in North America, Europe, and Rest of World were approximately $17.4 million, $3.4 million, and $3.2 million, respectively. For the nine months ended September 30, 2020, other revenues in North America, Europe, and Rest of World were approximately $51.8 million, $11.1 million, and $27.4 million, respectively. For the three months ended September 30, 2019, other revenues in North America, Europe, and Rest of World were approximately $17.6 million, $3.8 million, and $12.1 million, respectively. For the nine months ended September 30, 2019, other revenues in North America, Europe, and Rest of World were approximately $58.8 million, $12.3 million, and $30.6 million, respectively.
(4)Amounts exclude intersegment revenue that eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. GAAP cost of sales	$1,813.6	$1,889.3	$5,232.2	$5,498.5
Deduct:
Purchase accounting amortization and other related items	(368.5)	(408.6)	(1,072.5)	(1,284.0)
Acquisition related items	(9.4)	(0.8)	(11.5)	(2.9)
Restructuring and related costs	(8.7)	(11.4)	(17.6)	(72.2)
Share-based compensation expense	(0.4)	(0.3)	(1.1)	(0.8)
Other special items	(83.6)	(70.9)	(299.3)	(268.1)
Adjusted cost of sales	$1,343.0	$1,397.3	$3,830.2	$3,870.5

Adjusted gross profit (a)	$1,629.1	$1,564.4	$4,492.3	$4,438.2

Adjusted gross margin (a)	55%	53%	54%	53%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. GAAP R&D	$129.8	$167.9	$400.3	$488.1
Deduct:
Acquisition related costs	(0.1)	(0.3)	(0.3)	(0.6)
Restructuring and related costs	0.1	0.1	(0.3)	—
Share-based compensation expense	(0.5)	(0.6)	(1.6)	(1.6)
Other special items	(3.7)	(40.3)	(45.8)	(100.5)
Adjusted R&D	$125.6	$126.8	$352.3	$385.4

Adjusted R&D as % of total revenues	4%	4%	4%	5%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. GAAP SG&A	$658.4	$632.7	$1,983.2	$1,909.2
Add / (Deduct):
Acquisition related costs	(62.9)	(41.9)	(206.5)	(53.1)
Restructuring and related costs	(5.7)	10.5	(29.0)	(6.1)
Purchase accounting amortization and other related items	—	0.1	—	0.1
Share-based compensation expense	(14.2)	(15.2)	(47.1)	(48.5)
Other special items and reclassifications	(7.5)	(8.4)	(12.9)	(33.1)
Adjusted SG&A	$568.1	$577.8	$1,687.7	$1,768.5

Adjusted SG&A as % of total revenues	19%	20%	20%	21%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. GAAP total operating expenses	$807.1	$748.7	$2,420.0	$2,367.0
Add / (Deduct):
Litigation settlements and other contingencies, net	(18.9)	51.9	(36.5)	30.3
R&D adjustments	(4.2)	(41.1)	(48.0)	(102.7)
SG&A adjustments	(90.3)	(54.9)	(295.5)	(140.7)
Adjusted total operating expenses	$693.7	$704.6	$2,040.0	$2,153.9

Adjusted earnings from operations (b)	$935.4	$859.8	$2,452.3	$2,284.3

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. GAAP interest expense	$117.3	$128.9	$353.4	$391.3
Deduct:
Interest expense related to clean energy investments	(0.9)	(1.4)	(3.0)	(4.6)
Accretion of contingent consideration liability	(3.0)	(3.8)	(9.4)	(12.0)
Other special items	(1.4)	(1.4)	(4.2)	(4.2)
Adjusted interest expense	$112.0	$122.3	$336.8	$370.5

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. GAAP other (income) expense, net	$(7.5)	$9.0	$24.6	$32.7
Add / (Deduct):
Clean energy investments pre-tax loss (c)	(2.9)	(10.4)	(37.4)	(43.6)
Other items	—	—	16.4	—
Adjusted other (income) expense, net	$(10.4)	$(1.4)	$3.6	$(10.9)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. GAAP earnings (loss) before income taxes	$241.6	$185.8	$292.3	$19.2
Total pre-tax non-GAAP adjustments	592.4	553.0	1,819.6	1,905.6
Adjusted earnings before income taxes	$834.0	$738.8	$2,111.9	$1,924.8

U.S. GAAP income tax provision (benefit)	$55.9	$(4.0)	$46.4	$22.9
Adjusted tax expense	98.4	138.4	344.3	342.8
Adjusted income tax provision	$154.3	$134.4	$390.7	$365.7

Adjusted effective tax rate	18.5%	18.2%	18.5%	19.0%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. GAAP net cash provided by operating activities	$525.0	$487.8	$1,195.6	$1,117.0
Add / (Deduct):
Restructuring and related costs (d)	61.6	58.4	192.3	198.6
Corporate contingencies	1.0	(43.5)	16.2	(50.1)
Acquisition related costs	27.1	22.2	80.8	22.2
R&D expense	34.9	59.5	85.1	125.5
Other	18.6	—	63.4	19.2
Adjusted net cash provided by operating activities	$668.2	$584.4	$1,633.4	$1,432.4

Deduct:
Capital expenditures	(38.2)	(42.3)	(126.1)	(139.6)
Proceeds from sale of property, plant and equipment	0.7	—	2.0	—
Adjusted free cash flow	$630.7	$542.1	$1,509.3	$1,292.8
___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.
(c)Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.

(d)For the three and nine months ended September 30, 2020 includes approximately $54.6 million and $172.6 million, respectively, of certain incremental manufacturing variances and site remediation expenses as a result of the activities at the Company’s Morgantown plant.

Reconciliation of EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the respective quarterly periods:

	Three Months Ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
U.S. GAAP net earnings (loss)	$20.5	$20.8	$39.4	$185.7
Add / (deduct) adjustments:
Clean energy investments pre-tax loss	18.5	17.3	17.2	2.9
Income tax (benefit) provision	114.7	9.9	(19.4)	55.9
Interest expense	126.0	119.9	116.2	117.3
Depreciation and amortization	547.7	415.0	415.7	432.3
EBITDA	$827.4	$582.9	$569.1	$794.1
Add / (deduct) adjustments:
Share-based compensation expense	5.9	19.4	15.3	15.1
Litigation settlements and other contingencies, net	8.9	1.8	15.8	18.9
Restructuring, acquisition related and other special items	217.1	146.6	278.4	181.6
Adjusted EBITDA	$1,059.3	$750.7	$878.6	$1,009.7
September 30, 2020 Notional Debt to Twelve Months Ended September 30, 2020 Mylan N.V. Adjusted EBITDA as calculated under our Credit Agreement ("Credit Agreement Adjusted EBITDA") Leverage Ratio
The stated non-GAAP financial measure September 30, 2020 notional debt to twelve months ended September 30, 2020 Credit Agreement Adjusted EBITDA leverage ratio is based on the sum of (i) Mylan's adjusted EBITDA for the quarters ended December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020 and (ii) certain adjustments permitted to be included in Credit Agreement Adjusted EBITDA as of September 30, 2020 pursuant to the revolving credit facility dated as of July 27, 2018 (as amended, supplemented or otherwise modified from time to time), among Mylan Inc., as borrower, the Company, as guarantor, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent (the "Credit Agreement") as compared to Mylan's September 30, 2020 total debt and other current obligations at notional amounts.

	Three Months Ended				Twelve Months Ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	September 30, 2020
Mylan N.V. Adjusted EBITDA	$1,059.3	$750.7	$878.6	$1,009.7	$3,698.3
Add: other adjustments including estimated synergies					(4.8)
Credit Agreement Adjusted EBITDA					$3,693.5

Reported debt balances:
Long-term debt, including current portion					$12,284.1
Short-term borrowings and other current obligations					1.4
Total					$12,285.5
Add / (deduct):
Net discount on various debt issuances					28.0
Deferred financing fees					52.0
Fair value adjustment for hedged debt					(35.4)
Total debt at notional amounts					$12,330.1

Notional debt to Credit Agreement Adjusted EBITDA Leverage Ratio					3.3
Long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target of ~3.0x
The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x debt-to-Credit Agreement Adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term Credit Agreement Adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.